UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 18, 2009

OVERLAND STORAGE, INC.

(Exact Name of Registrant as Specified in Charter)

California	000-22071	95-3535285
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of Principal Executive Offices)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 18, 2009, we announced receipt of a notice from The NASDAQ Stock Market stating that for the last 30 consecutive trading days our common stock had not maintained a minimum market value of publicly held shares, or MVPHS, of $15,000,000 as required for continued inclusion by Listing Rule 5450(b)(3)(C). The notice has no effect on the listing of our common stock on The NASDAQ Global Market at this time.

In accordance with Listing Rule 5810(c)(3)(D), we have 90 calendar days, or until December 14, 2009, to regain compliance with the MVPHS deficiency. To regain compliance, the MVPHS of our common stock must be $15,000,000 or more for 10 consecutive trading days ending no later than December 14, 2009. No assurance can be given that we will regain compliance during that period. If we do not demonstrate compliance by December 14, 2009, the NASDAQ staff will provide us with written notification that our common stock will be delisted. At that time, we may appeal the delisting determination to a Listings Qualifications Panel. Filing a request for a hearing with the Listings Qualifications Panel will automatically delay delisting of our common stock at least until the Listings Qualifications Panel issues a decision. The Listings Qualifications Panel has the discretion to grant an exception for up to 180 days after the NASDAQ Staff’s initial delisting decision for us to regain compliance with the continued listing standards of the NASDAQ Global Market or to transfer to the NASDAQ Capital Market if we meet the continued listing requirements for the Capital Market at the time of transfer. There can be no assurance that the Listings Qualifications Panel will grant an exception or that we will be able to comply with the conditions of the exception or with the continued listing requirements of the NASDAQ Global Market or the NASDAQ Capital Market by the Listings Qualifications Panel’s decision date or by the expiration of any exception the Listings Qualifications Panel grants. If the Listings Qualifications Panel makes an unfavorable decision, we may file an appeal to the NASDAQ Listing and Hearings Review Council, or the Listing and Hearings Review Council may review the Listings Qualifications Panel’s decision on its own accord. A review by the Listing and Hearings Review Council does not delay the delisting decision unless the Listing and Hearings Review Council determines in its discretion to do so.

We previously announced that we received a Staff Deficiency Letter on October 1, 2008 (“October Letter”) indicating that we were not in compliance with the requirement that our common stock maintain a minimum bid price of $1.00 per share. Shortly after we received the October Letter, NASDAQ suspended the requirements related to minimum share price. The suspension of the minimum bid price expired on July 31, 2009, and we have until January 15, 2010 to comply with the $1.00 per share minimum bid price requirement. To remain listed, our common stock must have a closing bid price of at least $1.00 per share for ten consecutive business days prior to January 15, 2010. At our Annual Meeting of Shareholders in December 2008, shareholders approved an amendment to our Articles of Incorporation to effect a reverse stock split in a specific ratio ranging from one-for-two to one-for-ten, to be determined by our board of directors and effected, if at all, by December 9, 2009. If our common stock does not have a minimum bid price of at least $1.00 for ten consecutive business days prior to December 9, 2009, we intend to effect a reverse stock split in a ratio we believe will be sufficient to cause the stock price to exceed $1.00 per share.

On September 18, 2009, we issued a press release regarding the above described NASDAQ notice, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference in this Item 3.01. The press release and this disclosure in Item 3.01 contain forward-looking statements. Forward-looking statements include risks and uncertainties that are described in the press release and incorporated by reference in this Item 3.01.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued on September 18, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 21, 2009	OVERLAND STORAGE, INC.

	By:	/s/ Kurt L. Kalbfleisch
Kurt L. Kalbfleisch Chief Financial Officer and Vice President of Finance